Exhibit 10.1

[FORM – 11/7/2023]

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

[FOR CFO – AMENDED AND RESTATED EMPLOYMENT AGREEMENT]

THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT [FOR CFO – THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT] (this “Agreement”) is entered into as of [●], 2023 by and between [●] (“Executive”) and CBL & Associates Management, Inc., a Delaware corporation (together with its successors and assigns permitted under this Agreement, the “Company”). Executive is employed by CBL & Associates Management, Inc., which is an affiliate of CBL & Associates Properties, Inc., a Delaware corporation (“CBL/REIT”), and, as such, references herein to, the “Company”, where the context requires, will include the CBL/REIT.

WHEREAS, Executive previously entered into an employment agreement with the Company, dated August 18, 2020 (the “Initial Agreement”); and

WHEREAS, the Company and Executive amended and restated the Initial Agreement on the terms of the Amended and Restated Employment Agreement between the Company and Executive dated May 21, 2021 (the “First Amended and Restated Agreement”); and

WHEREAS, the Company and Executive now desire to amend and restate the First Amended and Restated Agreement on the terms and conditions of this Agreement.

[FOR CFO - WHEREAS, Executive previously entered into an employment agreement with the Company, dated September 1, 2022 as amended by that certain First Amendment dated February 15, 2023 (collectively, the “Initial Agreement”); and

WHEREAS, the Company and Executive now desire to amend and restate the Initial Agreement on the terms and conditions of this Agreement.]

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

The terms and provisions of the First Amended and Restated Agreement are hereby amended and restated on the terms set forth in this Agreement. [FOR CFO – The terms and provisions of the Initial Agreement are hereby amended and restated on the terms set forth in this Agreement.]

1. Term of Employment. The Company hereby agrees to continue to employ Executive, and Executive hereby agrees to be employed with the Company, upon the terms and conditions contained in this Agreement, for the period set forth in this Agreement. Executive’s continued employment with the Company pursuant to this Agreement commenced on August 18, 2020 [FOR CFO – September 1, 2022] and shall continue until April 1, 2024 (the “Initial Term”) unless this Agreement is renewed pursuant to Section 8 below or until terminated in accordance with and pursuant to Section 8 below. The Initial Term and any renewal term as set forth in Section 8 below is hereinafter referred to as the “Term”.

2. Employment Duties. Executive shall have the title of [●] of the Company and CBL/REIT and shall have such duties, authorities and responsibilities as are consistent with such position and as the Board of Directors of CBL/REIT (the “Board”) may designate from time to time. Executive shall devote Executive’s full working time and attention and Executive’s best efforts to Executive’s employment and service with the Company and shall perform Executive’s services in a capacity and in a manner consistent with Executive’s position for the Company.

3. Annual Base Salary. During the Term, the Company shall pay Executive a base salary at an annual amount of $[●]*1, payable in accordance with the Company’s normal payroll practices. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Annual Base Salary.” The Annual Base Salary may be increased in the discretion of the Compensation Committee of the Board (the “Compensation Committee”) (and in the absence of such Compensation Committee, by the Board) or the Board but shall not be decreased by an amount greater than five percent (5%), during the Term.

4. Annual Bonus. With respect to each fiscal year of the Company commencing for the 2021 fiscal year of the Company and continuing for each subsequent fiscal year of the Company thereafter during the Term, Executive shall be eligible to earn an annual cash bonus award (the “Annual Bonus”) in an amount established by the Compensation Committee or the Board, which may include all or a portion of such amount being determined based upon the achievement of performance targets established by the Compensation Committee or the Board, in its or their discretion. The Annual Bonus, if any, shall be paid at the same time annual bonuses are paid to other senior executives of the Company generally or as otherwise determined by the Compensation Committee or the Board, but in no event later than ninety (90) days following, the end of the fiscal year in which the Annual Bonus was earned, and shall be subject to Executive being employed by the Company on January 1st of the fiscal year following the year in which such Annual Bonus relates. [FOR CFO - Notwithstanding any provision of this Section 4 to the contrary, Executive’s Annual Bonus for the Company’s 2022 fiscal year shall be $109,333. Executive’s target Annual Bonus for the Company’s 2023 fiscal year under an applicable annual cash bonus program shall be Three Hundred and Thirty-Eight Thousand and 0/100 Dollars ($338,000.00)].

5. [Intentionally left blank]

6. Executive Compensation Programs. For the 2023 fiscal year, CBL/REIT has adopted an Annual Incentive Compensation Plan and Long Term Incentive Compensation Program (collectively, the “Executive Compensation Program”) in which the Executive is a participant, and it is intended that CBL/REIT will adopt Executive Compensation Programs for years subsequent to 2023 and that Executive will be a participant in such future programs. Executive’s entitlement to participate and/or receive benefits from an Executive Compensation Program are subject to the terms and provisions of each Executive Compensation Program and are separate and distinct from Executive’s rights under this Agreement.

*1 Amount to be inserted for each Executive Officer (except the CFO) is the amount from such Executive Officer’s First Amended and Restated Agreement. For CFO, the amount inserted will be the amount from his Initial Agreement.

7. Employee Benefits. Executive shall be entitled to participate in the employee benefit plans offered by the Company to its employees generally (collectively, “Benefit Plans”), consistent with the terms of the applicable Benefit Plan. The Company reserves the right to amend or cancel any Benefit Plan in accordance with its terms. Executive shall be entitled to annual paid time off (“PTO”) in accordance with the Company’s PTO policies as in effect from time to time. Subject to Section 9(d) below, Executive (or Executive’s spouse/family, if Executive’s employment is terminated due to Executive’s death and Executive’s spouse/family was participating in the Company’s health insurance program at that time) shall be entitled to continue, at the Company’s expense for a period of eighteen (18) calendar months [24 MONTHS FOR CEO] following the month in which the date of Executive’s death or termination of Executive’s employment occurs other than Executive’s termination by the Company for Cause, to participate in and receive benefits and coverage under the Company’s Benefit Plans that provide health insurance to Company employees, with Executive being entitled to the levels of benefits and coverages that were in place for Executive (and Executive’s spouse/family if applicable) as of the date of termination of employment or Executive’s death. Notwithstanding any provision of this Section 7 to the contrary and subject to Section 9(d) below, if, upon Executive’s death or termination of employment other than Executive’s termination by the Company for Cause, Executive (or Executive’s spouse if Executive’s employment is terminated due to Executive’s death) is entitled to participate in the Company’s Tier I Legacy Retiree Program, Tier II Legacy Retiree Program or Tier III – Post 65 Retiree Program (collectively, the “Legacy Retiree Programs”) and such Legacy Retiree Programs provide for Company-provided health insurance for a period of time in excess of the eighteen (18)-month [24-MONTH FOR CEO] period referenced above, Executive and/or Executive’s spouse shall be entitled to participate in the applicable Legacy Retiree Program for such longer period as set forth in the applicable Legacy Retiree Program.

8. Termination of Employment. Executive’s employment hereunder may be terminated as follows:

(a) This Agreement shall terminate automatically in the event of the death of Executive;

(b) This Agreement shall terminate at the option of the Company, by written notice to Executive or Executive’s legal representative, in the event of the Disability of Executive. “Disability” shall mean Executive’s complete and permanent disability as defined by the Company’s health insurance plans or as otherwise defined by the Company from time to time consistent with applicable law. Executive acknowledges and agrees that the determination of disability shall be within the sole, absolute and exclusive discretion of the Company;

(c) This Agreement shall terminate at the option of the Company for Cause, as determined in the discretion of the Company, by delivering written notice to Executive. For purposes of this Agreement, “Cause” shall mean (i) any act of fraud or willful malfeasance committed by Executive; (ii) Executive’s engagement in conduct which, is injurious to the Company or any of its affiliates, monetarily or otherwise if (provided, that, such conduct is capable of being cured), after written notice by the Board or the Compensation Committee to Executive stating, with specificity, the alleged conduct and providing direction and a reasonable opportunity for Executive to cure any such alleged conduct, Executive then fails to cure such alleged conduct within thirty (30) days following Executive’s receipt of such written notice to the reasonable satisfaction of the Board or the Compensation Committee; (iii) Executive’s failure to perform Executive’s material duties under this Agreement, or Executive’s material breach of this Agreement, if (provided, that, such failure to perform or material breach is capable of being cured), after written notice by the Board or the Compensation Committee to Executive stating, with specificity, the duties Executive has failed to perform and providing direction and a reasonable opportunity for Executive to cure any such alleged failures, Executive then fails to cure alleged failures within thirty (30) days following Executive’s receipt of such written notice to the reasonable satisfaction of the Board or the Compensation Committee; (iv) Executive’s conviction of, or pleading guilty or no contest to, a felony, or a conviction of, or a plea of guilty or no contest to, any criminal offence involving fraud, willful malfeasance, embezzlement, extortion, bribery, misappropriation or moral turpitude; (v) Executive’s (A) material violation of the Company’s policies and procedures including, but not limited to, (I) the Company’s policies prohibiting conduct that constitutes sexual misconduct, harassment (including sexual harassment), discrimination or retaliation and (II) the Fourth Amended and Restated Code of Business Conduct and Ethics dated February 16, 2022, as may be further amended; and (B) engagement in any conduct or cover-up of such conduct that is in violation of any of the Company’s policies and procedures (including but not limited to policies listed in (I) and (II) of this Subsection 8(c)(v)) that could cause or has caused damage to the reputation or business of the Company or any of its affiliates or their respective employees; provided, however, that, except for violations that would constitute “Cause” under subsection (iv) directly above, after written notice by the Board or the Compensation Committee to Executive stating, with specificity, the material violations alleged to have been committed by Executive and providing direction and a reasonable opportunity for Executive to cure any such alleged violations (if curable, as determined by the Board or the Compensation Committee), Executive then fails to cure alleged violations within thirty (30) days following Executive’s receipt of such written notice to the reasonable satisfaction of the Board or the Compensation Committee.

(d) This Agreement shall terminate at the option of the Company at any time without Cause, by delivering written notice to Executive;

(e) This Agreement shall terminate at the option of Executive (other than for Good Reason following the occurrence of a Change of Control), upon thirty (30) days prior written notice to the Company (which the Company may, in its sole discretion, make effective on the date of its receipt of such written notice or at any time within such thirty (30)-day period);

(f) This Agreement shall terminate following the occurrence of a Change of Control, upon the resignation by Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean (i) a material diminution in the Executive’s duties and responsibilities; provided, however, that the Executive shall not have Good Reason to terminate employment pursuant to this clause if such change in duties and responsibilities results solely from the Company’s ceasing to be a publicly-traded company; (ii) a reduction in Executive’s Annual Base Salary, other than a reduction not in excess of five percent (5%) as provided in Section 3 of the Agreement; or (iii) the relocation of the geographic location of Executive’s principal place of employment to a location more than fifty (50) miles from Executive’s principal place of employment as of the date hereof; provided, that, Executive shall not have the right to terminate Executive’s employment hereunder for Good Reason unless (1) within thirty (30) days of the initial existence of the condition or conditions giving rise to such right Executive provides written notice to the Company of the existence of such condition or conditions, and (2) the Company fails to remedy such condition or conditions within thirty (30) days following the receipt of such written notice (the “Cure Period”).

If any such condition is not remedied within the Cure Period, Executive must terminate Executive’s employment with the Company immediately following the end of the Cure Period. As used in this Agreement, a “Change of Control” shall have the meaning ascribed to such term in the CBL & Associates Properties, Inc. 2021 Equity Incentive Plan adopted to be effective as of November 1, 2021 as such may be amended from time to time; or

(g) This Agreement shall terminate upon the expiration of the Initial Term if written notice of such termination is given by the Company to the Executive or by the Executive to the Company on or before the date that is one-hundred and twenty (120) days prior to the end of the Initial Term. If such notice is not provided by such date, this Agreement shall then automatically renew for successive one (1)-year renewal terms until terminated pursuant to this Section, 8 and either Executive or the Company (or both) may elect to terminate this Agreement at the end of any successive one (1)-year renewal term by giving the other a written notice of termination at least one-hundred and twenty (120) days prior to the end of such successive one (1)-year renewal term, and if notice is timely provided, this Agreement shall then terminate at the end of such successive one (1)-year renewal term.

9. Payments Upon Termination of Employment.

(a) Termination by the Company Without Cause or by Executive for Good Reason following the Occurrence of a Change of Control. If (x) Executive’s employment is terminated at any time by the Company without Cause or (y) Executive terminates Executive’s employment with the Company for Good Reason at any time following the occurrence of a Change of Control, Executive shall be entitled to, in addition to the continued benefits set forth in Section 7 of this Agreement:

(i) (A) within thirty (30) days following such termination, payment of Executive’s accrued and unpaid Annual Base Salary accrued through the date of termination and (B) all other accrued amounts or accrued benefits due to Executive in accordance with the Company’s benefit plans, programs or policies (other than severance), required by law; and

(ii) Subject to Section 9(d) below, an amount (the “Severance Amount”) equal to two times (2x) the sum of: (A) the Executive’s Annual Base Salary in effect immediately prior to Executive’s date of termination plus (B) ___________ and 0/100 Dollars ($[●])*2, payable in substantially equal installments in accordance with the Company’s regular payroll practices as in effect from time to time, over the twelve (12) months following the date of termination (the “Severance Period”); provided, that the first payment pursuant to this Section 9(a)(ii) shall be made on the first payroll date after the sixtieth (60th) day following the date of Executive’s termination (the “Without Cause/For Good Reason Payment Date”), subject to the prior execution, delivery and non-revocation by Executive to the Company of the General Release, as defined and set forth below, and any other documents or instruments reasonably required by the Company to be

*2 Amount to be inserted for each Executive (other than the CFO) will be the actual $$ amount the Executive received in a KERP bonus in 2021 and as referenced in each Executive’s First Amended and Restated Agreement (amounts to be inserted are: CEO - $953,000; President - $313,000; COO - $300,000; and CLO - $201,000). For the CFO, the amount will be $338,000, his Target 2023 Annual Bonus as referenced in his Initial Agreement.

executed by Executive in standard terminations of employment as determined by the Company’s HR department and that are consistent with the past practices of the Company’s HR department*3 for similarly-situated executives. In the event of Executive’s death during the Severance Period, any payments to be made pursuant to this Section 9(a)(ii) shall be paid to Executive’s legal representative.

(b) Termination on Executive’s Death or Disability. If Executive’s employment is terminated at any time on Executive’s death or by the Company due to Executive’s Disability, Executive or Executive’s legal representative, as applicable, shall be entitled to, in addition to the continued benefits set forth in Section 7 of this Agreement:

(i) (A) within thirty (30) days following such termination, payment of Executive’s accrued and unpaid Annual Base Salary accrued through the date of termination and (B) all other accrued amounts or accrued benefits due to Executive in accordance with the Company’s benefit plans, programs or policies (other than severance), required by law; and

(ii) Subject to Section 9(d) below, an amount (the “Death/Disability Severance Amount”) equal to two times (2x) the Executive’s Annual Base Salary in effect immediately prior to Executive’s date of termination, with such Death/Disability Severance Amount to be paid to Executive over the Severance Period payable in substantially equal installments in accordance with the Company’s regular payroll practices as in effect from time to time during the Severance Period; provided, that the first payment pursuant to this Section 9(b)(ii) shall be made on the first payroll date after the sixtieth (60th) day following the date of Executive’s death or termination by the Company due to Disability (the “Death or Disability Payment Date” and each of the Death or Disability Payment Date and the Without Cause/For Good Reason Payment Date, a “Payment Date”), subject to the prior execution, delivery and non-revocation by Executive or Executive’s legal representative, as applicable, to the Company of the General Release, as defined and set forth below, and any other documents or instruments reasonably required by the Company to be executed by Executive or Executive’s legal representative, as applicable, in standard terminations of employment as determined by the Company’s HR department and that are consistent with the past practices of the Company’s HR department for similarly-situated executives.

[FOR CEO AGREEMENT ONLY – (ii) Subject to Section 9(d) below, an amount (the “Death/Disability Severance Amount”) equal to one times (1x) the sum of: (A) the Executive’s Annual Base Salary in effect immediately prior to Executive’s date of termination plus (B) ___________ and 0/100 Dollars ($[●])*4, with such Death/Disability Severance Amount to be paid to Executive over the Severance Period payable in substantially equal installments in accordance with the Company’s regular payroll practices as in effect from time to time during the Severance Period; provided, that the first payment pursuant to this Section 9(b)(ii) shall be made on the first payroll date after the sixtieth (60th) day following the date of Executive’s death or termination by the Company due to Disability (the “Death or Disability Payment Date” and each of the Death or Disability Payment Date and the Without Cause/For Good Reason Payment Date, a “Payment Date”), subject to the prior execution, delivery and non-revocation by Executive or Executive’s legal representative, as applicable, to the Company of the General Release, as defined

*3 Also known as the Company’s People & Culture Department.

*4 Amount to be inserted for CEO will be the actual $$ amount the CEO received in a KERP bonus in 2021 and as referenced in his First Amended and Restated Agreement. See Footnote 3.

and set forth below, and any other documents or instruments reasonably required by the Company to be executed by Executive or Executive’s legal representative, as applicable, in standard terminations of employment as determined by the Company’s HR department and that are consistent with the past practices of the Company’s HR department for similarly-situated executives.]

(c) Other Terminations. Subject to Section 7 of this Agreement, if Executive’s employment is terminated for any reason other than (i) by the Company without Cause, (ii) by Executive for Good Reason following the occurrence of a Change of Control, or (iii) on Executive’s death or by the Company due to Executive’s Disability, Executive shall be entitled to receive only the payments and benefits described under Section 9(a)(i) of this Agreement.

(d) Conditions to Payment. (i) The continued benefits following Executive’s death or termination other than a termination by the Company for Cause under Section 7 herein shall be provided in accordance with Section 7 and (ii) the first payment of the Severance Amount or the Death/Disability Severance Amount shall be made on the applicable Payment Date on termination pursuant to Section 9(a) or Section 9(b), as applicable (with such first payment inclusive of the installment payments that would otherwise have been payable during such sixty (60)-day period); provided, that, prior to such Payment Date, Executive or Executive’s legal representative, as applicable (i) executes and delivers to the Company a general release of claims in a form acceptable to the Company (the “General Release”) and does not revoke such execution within the revocation period specified in such General Release, (ii) executes and delivers to the Company any other documents or instruments reasonably required by the Company to be executed in standard terminations of employment as determined by the Company’s HR department and that are consistent with the past practices of the Company’s HR department for similarly-situated executives, and (iii) withdraws, resigns or otherwise terminates any and all positions with the Company or any of its affiliates, including effectuating such termination in any reasonable manner requested by the Company. Failure to timely execute and return such General Release shall be a waiver by Executive or Executive’s legal representative, as applicable, of Executive’s right to the continued benefits under Section 7 and the Severance Amount or Death/Disability Severance Amount, as applicable (which, for the avoidance of doubt, shall not include the payments and benefits described under Sections 9(a)(i) or 9(b)(i) of this Agreement); provided, that, the parties may mutually agree to extend the date set forth in the General Release on which Executive must execute, deliver and not revoke the General Release so long as no extension of such period to execute, deliver and not revoke the release extends past the sixtieth (60th) day following Executive’s date of termination. In addition, (x) the continued benefits under Section 7 in accordance with Section 7 and (y) the payment of the Severance Amount or the Death/Disability Severance Amount on a termination pursuant to Section 9(a) or on a termination pursuant to Section 9(b), as applicable, shall be conditioned on Executive’s compliance with Section 10 of this Agreement, and on Executive’s continued compliance with Section 11 and Section 12 of this Agreement as provided in Section 13 below.

(e) No Other Severance. Executive hereby acknowledges and agrees that, other than (i) the payments and benefits described under Sections 9(a)(i) or 9(b)(i) of this Agreement, (ii) the continued benefits set forth in Section 7 of this Agreement and (iii) the Severance Amount or the Death/Disability Severance Amount payable on a termination pursuant to Section 9(a) or on a termination pursuant to Section 9(b), upon the effective date of the termination of Executive’s employment, Executive shall not be entitled to receive any other payments or benefits from the

Company or any of its affiliates, including any severance payments or benefits of any kind under any Company benefit plan, severance policy generally available to the Company’s employees or otherwise and all other rights of Executive to compensation under this Agreement shall end as of such date. Notwithstanding any provision of this Section 9(e) to the contrary, Executive shall be entitled to Executive’s vested account in any Company retirement plan, including but not limited to the Company’s 401(K) Profit Sharing Plan and Trust, on Executive’s termination of employment.

10. Return of Company Property. Immediately following the effective date of Executive’s termination for any reason, Executive, or Executive’s legal representative, as applicable, shall return all property of the Company or any of its affiliates in Executive’s possession, custody or control, including, but not limited to, all Company-owned computer equipment (hardware and software), telephones, facsimile machines, tablet computers and other communication devices, credit and charge cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information, including Confidential and Proprietary Information (as defined below) (however stored) relating to the business of the Company or any of its affiliates.

11. Confidentiality; Non-Solicitation; Non-Competition.

(a) Confidential and Proprietary Information. Executive agrees that all materials and items produced or developed by Executive for the Company or any of its affiliates, or obtained by Executive from the Company or any of its affiliates either directly or indirectly pursuant to this Agreement or otherwise shall be and remains the property of the Company and its affiliates. Executive acknowledges that Executive will, during Executive’s association with the Company, acquire, or be exposed to, or have access to, materials, data and information that constitute valuable, confidential and proprietary information of the Company and its affiliates, including, without limitation, any or all of the following: business plans, practices and procedures, pricing information, sales figures, profit or loss figures, this Agreement and its terms, information relating to tenants, occupants, intellectual property, suppliers, technology, sources of supply and customer lists, research, technical data, trade secrets, or know-how, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, policies, training manuals and similar materials used by the Company in conducting its business operations, personnel information of any Person employed by the Company, potential business combinations, and such other information or material as the Company may designate as confidential and/or proprietary from time to time (collectively hereinafter, the “Confidential and Proprietary Information”). During Executive’s employment with the Company and at all times thereafter, Executive shall not, directly or indirectly, use, misuse, misappropriate, disclose or make known, without the prior written approval of the Board, to any party, firm, corporation, association or other entity, any such Confidential and Proprietary Information for any reason or purpose whatsoever, except as may be required in the course of Executive’s performance of Executive’s duties hereunder. In consideration of the unique nature of the Confidential and Proprietary Information, all obligations pertaining to the confidentiality and nondisclosure thereof shall remain in effect until the Company and its affiliates have released such information; provided, that the provisions of this Section 11(a) shall not apply to the disclosure of Confidential and Proprietary Information to the Company’s affiliates together with each of their respective shareholders, directors, officers, accountants, lawyers and other representatives or agents, nor to a Permitted Disclosure as defined in Section 11(b) below. In addition, it shall not be a breach of the confidentiality obligations hereof if Executive is required by applicable law to disclose any Confidential and Proprietary Information; provided, that in such case, Executive shall (x) give the Company the earliest notice possible that such disclosure is or may be required and (y) cooperate with the Company, at the Company’s expense, in protecting to the maximum extent legally permitted, the confidential or proprietary nature of the Confidential and Proprietary Information which must be so disclosed. Upon termination of Executive’s employment, Executive agrees that all Confidential and Proprietary Information, directly or indirectly, in Executive’s possession, that is in writing, or other tangible form (together with all duplicates thereof) will immediately be returned to the Company and will not be retained by Executive or furnished to any person, either by sample, facsimile film, audio or video cassette, electronic data, verbal communication or any other means of communication.

(b) Permitted Disclosure. This Agreement does not limit or interfere with Executive’s right to communicate and cooperate in good faith with any self-regulatory organization or U.S. federal, state, or local governmental or law enforcement branch, agency, commission, or entity (collectively, a “Government Entity”) for the purpose of (i) reporting a possible violation of any U.S. federal, state, or local law or regulation, (ii) participating in any investigation or proceeding that may be conducted or managed by any Government Entity, including by providing documents or other information, or (iii) filing a charge or complaint with a Government Entity; provided, that, in each case, such communications, participation, and disclosures are consistent with applicable law; provided, further, that, Executive may not receive any relief (including, but not limited to, reinstatement, back pay, front pay, damages, attorneys’ or experts’ fees, costs, and/or disbursements) as a consequence of any charge or complaint filed with a Government Entity and/or any litigation arising out of a charge or complaint filed with a Government Entity except as provided in any indemnity agreement between the Company and the Executive. Additionally, Executive shall not be held criminally or civilly liable under the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), or any applicable federal or state trade secret law, for the disclosure of a trade secret that is made (A) in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. All disclosures permitted under this Section 11(b) are herein referred to as “Permitted Disclosures.” Notwithstanding the foregoing, under no circumstance will Executive be authorized to disclose any Confidential and Proprietary Information as to which the Company may assert protections from disclosure under the attorney-client privilege or the attorney work product doctrine, without prior written consent of Company’s designated legal counsel or an authorized officer designated by the Company.

(c) Work Product. Executive agrees that any and all developments, improvements, inventions, discoveries, creations, formulae, algorithms, processes, systems, interfaces, protocols, concepts, programs, products, risk management tools, methods, designs, and works of authorship, and any and all documents, information (including Confidential and Proprietary Information), or things relating thereto, whether patentable or not, within the scope of or pertinent to any business, research, or development in which the Company or any of its affiliates is engaged or (if such is known to or ascertainable by Executive) considering engaging, which Executive may conceive, make, author, create, invent, develop, or reduce to practice, in whole or in part, during Executive’s employment with the Company or any of its affiliates, whether alone or working with others, whether during or outside of normal working hours, whether inside or outside of the offices of the Company or any of its affiliates, and whether with or without the use of the computers, systems, materials, equipment, or other property of the Company or any of its affiliates, shall be and remain the sole and exclusive property of the Company or any of its affiliates (the foregoing, individually and collectively, “Work Product”). To the maximum extent allowable by law, any Work Product subject to copyright protection shall be considered “works made for hire” for the Company or any of its affiliates under U.S. copyright law. To the extent that any Work Product that is subject to copyright protection is not considered a work made for hire, or to the extent that Executive otherwise has or retains any ownership or other rights in any Work Product (or any intellectual property rights therein) anywhere in the world, Executive hereby assigns and transfers to the Company or any of its affiliates all such rights, including the intellectual property rights therein, effective automatically as and when such Work Product is conceived, made, authored, created, invented, developed, or reduced to practice. The Company or its affiliates shall have the full worldwide right to use, assign, license, and/or transfer all rights in, with, to, or relating to Work Product (and all intellectual property rights therein). Executive shall, whenever requested to do so by the Company (whether during Executive’s employment or thereafter), execute any and all applications, assignments, and/or other instruments, and do all other things (including cooperating in any matter or giving testimony in any legal proceeding) which the Company may deem necessary or appropriate in order to (A) apply for, obtain, maintain, enforce, or defend patent, trademark, copyright, or similar registrations of the United States or any other country for any Work Product; (B) assign, transfer, convey, or otherwise make available to the Company or any of its affiliates any right, title, or interest which Executive might otherwise have in any Work Product; and/or (C) confirm the Company’s or any of its affiliate’s right, title, and interest in any Work Product. Executive shall promptly communicate and disclose all Work Product to the Company and, upon request, report upon and deliver all such Work Product to the Company or its affiliates. Executive shall not use or permit any Work Product to be used for any purpose other than on behalf of the Company or its affiliates, whether during Executive’s employment or thereafter.

(d) Non-Solicitation. Executive agrees that during the Non-Solicitation Restricted Period (defined below), Executive will not, without written consent of the Company, directly or indirectly, Solicit (as defined below), recruit, induce or encourage to leave employment or association with the Company or its affiliates, or to become employed by, become associated with or consult for, any Person other than the Company or its affiliates, or to hire, attempt to hire, employ or engage (whether as an employee, consultant, agent, independent contractor or otherwise), any Person who or which is or was employed or engaged by the Company or its affiliates at any time during the Non-Solicitation Restricted Period or the one (1) year period preceding the Non-Solicitation Restricted Period, or directly or indirectly, Solicit or accept business from, any Person who is a customer, client or supplier of the Company or its affiliates, with whom Executive has had, or employees reporting to Executive have had, personal contact or dealings on behalf of the Company during the one (1)-year period preceding the Non-Solicitation Restricted Period, or induce or encourage any such Person to cease to engage the services of the Company or its affiliates in order to use the services of any Person that competes with a business of the Company or its affiliates. “Non-Solicitation Restricted Period” means the period beginning on the date of this Agreement and ending on the one (1)-year anniversary of the date on which Executive’s employment is terminated. “Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof. “Solicit” shall mean making any direct or indirect communication of any kind, regardless of who initiates it, or engaging in any conduct, that in any way invites, advises, encourages, or requests any Person to take or refrain from taking any action.

(e) Non-Competition. Executive agrees that during the Non-Competition Restricted Period (defined below), Executive will not, directly or indirectly, individually or on behalf of any Person, whether for compensation or otherwise, engage in Competing Business in any state of the United States of America in which the Company or any of its affiliates did business during Executive’s service, or any other jurisdiction in which the Company or any of its affiliates engages in business or derives a material portion of its revenues, or where the Company or any of its affiliates has plans to commence business activities. “Non-Competition Restricted Period” means the period beginning on the date of this Agreement and ending on the six (6)-month anniversary of the date on which Executive’s employment is terminated. “Competing Business” means any business engaged in by the Company or any of its affiliates on the date of Executive’s termination or any business activity in which the Company or any of its affiliates has substantive plans to engage as of the date of Executive’s termination.

(f) Non-disparagement. Executive agrees that during Executive’s employment with the Company or any of its affiliates and following the end of Executive’s employment (regardless of whether Executive resigns or is terminated, or the reason for any such resignation or termination), Executive shall not make, publish, encourage, ratify, or authorize, whether in private or in public, whether orally or in writing, or otherwise, whether directly or indirectly, any disparaging or defamatory comments concerning the Company or any of its affiliates, or the Company’s or its affiliate’s respective businesses, products or services, or their respective current or former directors, officers, agents, partners, shareholders or employees, in any manner whatsoever, or aid, assist, or direct any other Person to do any of the foregoing. Nothing in this Section 11(f) shall interfere with Executive’s ability to make the Permitted Disclosures, as defined in Section 11(b) above.

(g) Tolling. In the event of any violation of the provisions of this Section 11, Executive acknowledges and agrees that the post-termination restrictions contained in this Section 11 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

12. Cooperation. From and after Executive’s termination of employment, Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder, and assist and advise the Company in any investigation which may be performed by the Company, provided, that the Company shall reimburse Executive for Executive’s reasonable costs and expenses and such cooperation shall not unreasonably burden Executive or unreasonably interfere with any subsequent employment that Executive may undertake. In the event Executive is subpoenaed by any person or entity (including, but not limited to, any Government Entity) to give testimony or provide documents (in a deposition, court proceeding, or otherwise), that in any way relates to Executive’s employment by the Company, Executive will give prompt notice of such subpoena to the Company and will make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure. Nothing in this Section 12 shall limit Executive’s right to make Permitted Disclosures as provided in Section 11(b) above.

13. Injunctive Relief and Specific Performance. Executive understands and agrees that Executive’s covenants under Sections 10, 11 and 12 are special and unique and that the Company and its affiliates may suffer irreparable harm if Executive breaches any of Sections 10, 11, or 12 because monetary damages would be inadequate to compensate the Company and its affiliates for the breach of any of these sections. Accordingly, Executive acknowledges and agrees that the Company shall, in addition to any other remedies available to the Company at law or in equity, be entitled to obtain specific performance and injunctive or other equitable relief by a federal or state court in Chattanooga, Tennessee to enforce the provisions of Sections 10, 11 and/or 12 without the necessity of posting a bond or proving actual damages, without liability should such relief be denied, modified or vacated. Additionally, in the event of a breach or threatened breach by Executive of Section 11, in addition to all other available legal and equitable rights and remedies, the Company shall have the right to cease making payments, if any, being made pursuant to Sections 9(a)(ii) and 9(b)(ii) hereunder and cease providing the continued benefits pursuant to Section 7 of this Agreement. Executive also recognizes that the territorial, time and scope limitations set forth in Section 11 are reasonable and are properly required for the protection of the Company and its affiliates, and in the event that a court of competent jurisdiction deems any territorial, time or scope limitation in this Agreement to be unreasonable, the Company and Executive agree, and Executive submits, to the reduction of any or all of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable under the circumstances.

14. [Intentionally left blank]

15. Miscellaneous.

(a) Any notice provided for in this Agreement (“Notice(s)”) shall be in writing and either (i) personally delivered, (ii) sent by a nationally recognized overnight courier delivery service, (iii) mailed by United States registered or certified mail, return receipt requested, postage prepaid, deposited in a United States post office or a depository for the receipt of mail regularly maintained by the post office, (iv) sent via telefax transmission or (v) sent via electronic mail. If personally delivered, then Notices shall be effective when received as evidenced by affidavit of the person or entity making such delivery; if sent by overnight courier delivery service then Notices shall be deemed to have been received by the addressee on the next business day following the date so sent; if mailed, then Notices or other communication shall be deemed to have been received by the addressee on the date received as evidenced by the return receipt; if sent via telefax transmission, then Notices shall be deemed to have been received when received by the addressee with the burden of proving receipt to be borne by the sender; and if sent via electronic mail, then Notices shall be deemed to have been received when received by the addressee with the burden of proving receipt to be borne by the sender. The inability to make delivery because of changed address of which no notice was given or by reason of rejection or refusal to accept delivery of any Notice shall be deemed to be receipt of the Notice as of the date of such inability to deliver or rejection or refusal to accept.

The addresses of the parties for Notices hereunder shall be as follows:

If to the Company:

CBL & Associates Management, Inc

CBL & Associates Properties, Inc.

2030 Hamilton Place Boulevard

Suite 500, CBL Center

Chattanooga, TN 37421

Attn: People & Culture Department

Email: People.Culture@cblproperties.com

If to Executive:

___________

___________

___________

Email:

A party may change its/hers/his notice address at any time by providing written notice thereof to the other party.

(b) This Agreement is personal to Executive and shall not be assigned by Executive. Any purported assignment by Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and its successors and assigns.

(c) This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes and replaces all other agreements, term sheets, offer letters, and drafts thereof, oral or written, between the parties hereto with respect to the subject matter hereof, including the First Amended and Restated Agreement and the Initial Agreement [FOR CFO – including the Initial Agreement]. Notwithstanding the foregoing, this Agreement shall not supersede (i) the MIP; (ii) any indemnification agreement between the Company and Executive through which Executive is provided an indemnity by the Company for claims or actions against Executive in Executive’s capacity as an executive officer of the Company; or (iii) any bonus or compensation arrangements implemented by the Company after the date of this Agreement.

(d) No amendment, modification or waiver of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, unless so provided in the waiver.

(e) If any provisions of this Agreement (or portions thereof) shall, for any reason, be held invalid or unenforceable, such provisions (or portions thereof) shall be ineffective only to the extent of such invalidity or unenforceability, and the remaining provisions of this Agreement (or portions thereof) shall nevertheless be valid, enforceable and of full force and effect. If any court of competent jurisdiction finds that any restriction contained in this Agreement is invalid or unenforceable, then the parties hereto agree that such invalid or unenforceable restriction shall be deemed modified so that it shall be valid and enforceable to the greatest extent permissible under law, and if such restriction cannot be modified so as to make it enforceable or valid, such finding shall not affect the enforceability or validity of any of the other restrictions contained herein.

(f) Notwithstanding anything to the contrary in this Agreement:

(i) The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and authoritative guidance promulgated thereunder to the extent applicable (collectively “Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. In no event whatsoever will the Company, any of its affiliates, successors or assigns be liable for any additional tax, interest or penalties that may be imposed on Executive under Section 409A or any damages for failing to comply with Section 409A.

(ii) If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(g) This Agreement will be governed by and construed in accordance with the laws of the State of Tennessee, without giving effect to any choice of law or conflict of law provision or rule. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH PARTY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT.

(h) The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

(i) The covenants and obligations of the Company under Sections 7, 9 and 12, hereof, and the covenants and obligations of Executive under Sections 9, 10, 11, 12 and 13 hereof, shall continue and survive termination of Executive’s employment or any termination of this Agreement for the period of time specified in this Agreement or for the period of time until the expiration of the applicable statute of limitations if no expiration is specifically stated herein.

(j) This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and together constitute one and the same instrument. To facilitate execution of this Agreement, the parties may exchange counterparts of the signature page by facsimile or electronic mail (e-mail), including, but not limited to, as an attachment in portable document format (PDF), which shall be effective as original signature pages for all purposes.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CBL & ASSOCIATES MANAGEMENT, INC.

By:________________________________

By:
Title:

EXECUTIVE

___________________________________

Name: